EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Penril DataComm Networks, Inc.'s Registration Statement No. 33-64439 on Form S-3, Registration Statement No. 33-64437 on Form S-3, Registration Statement No. 33-31824 on Form S-3, Registration Statement No. 33-40216 on Form S-8, Registration Statement No. 33-40217 on Form S-3, Registration Statement No. 33-40218 on Form S-8, and Registration Statement No. 33-63440 on Form S-3 of our reports dated October 17, 1995, appearing in this Annual Report on Form 10-K of Penril DataComm Networks, Inc. for the year ended July 31, 1995.

\s\Deloitte & Touche  LLP


Washington, D.C.
February 19, 1996